                                                                      EXHIBIT 1

MINUTES OF A MEETING OF THE BOARD OF DIRECTORS OF THE CORPORATION MEDSOURCE S.A. In the City of Panama, Republic of Panama, on March 4, 1996, a Meeting of the Board of Directors of MEDSOURCE S.A., was held in the principal offices of said corporation at 53rd Street Urbanizacion Obarrio, Torre Swiss Bank, 16th floor, Panama, Republic of Panama, wherein a quorum was at all time present and active. All of the Directors of the corporation, PABLO J. ESPINO, AIDA MAY BIGGS and ADELINA M. DE ESTRIBI, were present at the Meeting, therefore the notice of the meeting was waived. The President of the Corporation PABLO J. ESPINO presided the Meeting, and the Secretary of the Corporation ADELINA M. DE ESTRIBI served as Secretary. -- The President then called the Meeting to order and explained its objects: to grant power of attorney to persons chosen by the Board of Directors to act on behalf of the corporation with such authority as the Board may approve, there upon, after an exchange of views on motion duly made and seconded the following resolutions were unanimously approved:--
RESOLVED: That be and hereby is granted a Power of Attorney as full as it may be legally necessary in favor of VICTOR BISCHOFF, born on 11.9.1946, with address at Chemin des Rayes, 1222 Geneva, Switzerland, DANIEL BUGMANN, born on 10.10.1966, with address at Tobelackerstrasse 8, 8620 Wetzikon, Switzerland, NICOLAS MERIAN, born on 18.1.1961, with address at Rennweg 10, 8001 Zurich, Switzerland, H. JORG GRAF, born on 12.2.1950, with address at Riedgutschstrasse 33, 8332 Wollerau, Switzerland and HERVE DE KERGROHEN, born on 8.6.1957, with address at Huobalde 12, 6330 Cham, Switzerland, to act on behalf of the

Corporation, jointly by two, with full powers, which for purposes of enunciation and not in order to limit this Power of Attorney, are detailed as follows: to purchase, alienate, transfer, sell, lease, pledge, mortgage, encumber, or dispose of in any way or manner, the movable or immovable, corporeal or incorporeal, property of the corporation; to accept, endorse, collect, deposit and transfer checks, notes and any other negotiable instruments in its name; to open and to close any kind of banking account, to draw from accounts and the banking deposits of the corporation, be they checking accounts, time deposits or against overdraft or any other kind of deposits, be it in the Republic of Panama or abroad.-- To issue notes, sign, bills of exchange as a drawer, acceptor, endorser or guarantor; to accept obligations, be they of a commercial or civil nature; to represent the corporation in matters of disposition and administration as well as in all affairs of management and situations in which the corporation has an interest, also in general part nerships or joint ventures; to buy stock or shares of any kind in other companies; to take part in Assemblies or meetings in order to make any kind of agreements, including agreements of constitution, transformation, increase of capital and dissolution of companies, to become the legal representative of the company, as plaintiff, defendant, third party or in any other form, in front of any office of the Republic of Panama or abroad, be they judicial, administrative, concerning labor, or of any other nature, to substitute this power inwhole or partially and to revoke the substitutions, to subscribe documents wherein the corporation may be involved; as debtor or creditor; to make agreements using arbitrators or any other type of arrangement whatsoever and to complete any act or to enter into any contract that may be considered beneficial to the interests of the company MEDSOURCE S.A., because it is the intention of this Power of Attorney that it be exercised without any limitations whatsoever.-- It is hereby expressed that this Power of Attorney can be exercised inside the territory of the Republic of Panama or in any other country.-- It was also resolved to give authority to the Law firm of MORGAN Y MORGAN to protocolize a copy of the minutes of this meeting of the Board of Directors.--Having nothing else to discuss, the meeting was adjourned.

(sgd.) Pablo J. Espino- President            Adelina M. de Estribi- Secretary.

CERTIFICATE: - I, ADELINA M. DE ESTRIBI, Secretary of the corporation MEDSOURCE S.A., certify that the foregoing is a genuine copy of its original.

(sgd) Adelina M. de Estribi- Secretary


                                     [sig]